EX-FILING FEES
Calculation of Filing Fee Tables
S-3
(Form Type)
AGNC Investment Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Depositary Shares, each representing 1/1000th interest in a share of 7.75% Series G Fixed-Rate Reset Cumulative Redeemable Preferred Stock	Equity	457(r)	6,900,000	$25.00	$172,500,000	0.0000927	$15,990.75
	7.75% Series G Fixed-Rate Reset Cumulative Redeemable Preferred Stock	Equity	457(r)	6,900(1)	–	–	–	–
	Common Stock, par value $0.01 per share	Equity	457(i)	29,361,708(2)	–	–	–	–
	Total Offering Amounts					$172,500,000
	Total Fees Previously Paid					–
	Total Fee Offsets					–
	Net Fee Due					$15,990.75

(1)Each depositary share represents a 1/1000th interest in a share of 7.75% Series G Fixed-Rate Reset Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series G Preferred Stock”). Because no separate consideration will be received by the registrant for the Series G Preferred Stock, no registration fee is required with respect to these securities.
(2)Represents the maximum number of shares of common stock that could be issuable upon conversion of the Series F Preferred Stock based on the exchange cap, as described in the prospectus supplement, and assuming the full exercise of the underwriters’ option to purchase additional depositary shares.
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